Exhibit 99.1
Oceaneering Announces Record Quarterly Earnings
—Earnings More Than Double Year-Over-Year and Increase Nearly 30% Sequentially

—2006 EPS Guidance Raised 25%
May 4, 2006 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported all-time record quarterly earnings. For the quarter ended March 31, 2006, on revenue of $290 million, Oceaneering generated net income of $25.5 million, or $0.93 per share. During the corresponding period in 2005, Oceaneering reported revenue of $211 million and net income of $10.6 million, or $0.40 per share.
The 140% year-over-year increase in quarterly earnings was principally due to improvements in ROV, Subsea Products, and Subsea Projects operating profits. These improvements reflect Oceaneering’s business focus on deepwater and subsea completion activity and an increase in hurricane damage inspection and repair work.
Summary of Results
(in thousands, except per share amounts)

	Three Months Ended
	Mar. 31,		Dec. 31,
	2006	2005	2005
Revenue	$289,509	$210,737	$288,725
Gross Margin	$60,317	$33,203	$56,176
Operating Income	$37,964	$14,493	$30,581
Net Income	$25,502	$10,592	$19,701

Diluted Earnings Per Share	$0.93	$0.40	$0.72

Weighted Average Number of Diluted Shares	27,388	26,510	27,282
For the fourth quarter of 2005, Oceaneering reported revenues of $289 million and net income of $19.7 million, or $0.72 per share. The 29% sequential improvement in quarterly net income was largely attributable to increased operating income from our ROV, Subsea Products, and Inspection segments and equity income from the Medusa Spar. Results for the fourth quarter of 2005 included a $6.1 million pre-tax asset write-down in our ROV segment and reflected an effective income tax rate of 29.2%. The tax rate for the first quarter of 2006 was 35.6%.
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John Huff, Chairman and Chief Executive Officer, stated, “We achieved record net income for the fourth consecutive quarter as market demand for our subsea services and products remained at a very high level. These earnings reflect the growth strategy we have in place, the ongoing secular demand growth for our offshore oilfield niche markets, and our participation in Gulf of Mexico (GOM) hurricane damage inspection and repair projects.
“Net income for the quarter was well above our EPS guidance range as all of our oilfield business activities performed above expectations, particularly Subsea Products and Subsea Projects. Subsea Products achieved record quarterly operating income from profit increases on sales of ROV tooling and Installation/Workover Control System rental services. Subsea Projects benefited from continued demand for GOM hurricane damage inspection and repair services at the unprecedented level set last quarter.
“ROV operating income sequentially improved due to an increase in average pricing and the fourth quarter asset write-down. Inspection operating income rose as a result of normal seasonality and our ongoing effort to sell more value-added services. Equity income from the Medusa Spar increased as we benefited from production for the full quarter.
“Subsea Products backlog at the end of March was $222 million. During the quarter we commissioned our large cabling machine at our Panama City, Florida facility, and we are currently manufacturing the first steel tube umbilical with this new equipment. In mid-April we began using our vessel The Performer, an ROV support vessel equipped with a moonpool-deployed Hydra® Millennium ROV, in the GOM to perform deepwater inspection, maintenance, and repair (IMR) work. In April we also chartered the M/V Island Ranger, a Class 2 dynamically positioned vessel, for a three-year term commencing in February 2007. The Island Ranger, to be outfitted with two of our ROVs, will augment our ability to perform subsea IMR projects in the ultradeep waters of the GOM.
“Since our last quarterly financial press release, our assessment of the 2006 earnings prospects for all of our oilfield activities has improved, particularly for our ROV, Subsea Products, and Subsea Projects businesses, due to higher pricing and utilization of resources. Given our first quarter results and the improved outlook for the balance of this year, we now expect to achieve record EPS in 2006 of $3.60 to $3.90. This is up 25% from our previous guidance. For the second quarter we are forecasting EPS of $0.95 to $1.05.”
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation for ongoing secular demand growth for its offshore niche markets; improved 2006 earnings prospects for all of its oilfield activities, particularly ROVs, Subsea Products, and Subsea Projects; improved outlook for the balance of this year; expectation of achieving the estimated record EPS range in 2006; and forecasted second quarter 2006 EPS range. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace, and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for May 5, 2006 at 10:00 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).
PR 946
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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2006	Dec. 31, 2005
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $39,386 and $26,308)	$434,587	$394,233
Net Property and Equipment	437,162	409,201
Other Assets	190,217	186,134

TOTAL ASSETS	$1,061,966	$989,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$252,724	$222,667
Long-term Debt	180,000	174,000
Other Long-term Liabilities	60,747	56,783
Shareholders’ Equity	568,495	536,118

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,061,966	$989,568

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2006	2005	2005
	(in thousands, except per share amounts)
Revenue	$289,509	$210,737	$288,725
Cost of Services and Products	229,192	177,534	232,549

Gross Margin	60,317	33,203	56,176
Selling, General and Administrative Expense	22,353	18,710	25,595

Income from Operations	37,964	14,493	30,581
Interest Income	68	61	170
Interest Expense	(2,791)	(2,194)	(3,032)
Equity Earnings of Unconsolidated Affiliates, net	4,354	4,092	533
Other Income (Expense), net	5	(30)	(437)

Income before Income Taxes	39,600	16,422	27,815
Provision for Income Taxes	14,098	5,830	8,114

Net Income	$25,502	$10,592	$19,701

Diluted Earnings per Share	$0.93	$0.40	$0.72
Weighted Average Number of Common Shares and Equivalents	27,388	26,510	27,282
The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest
Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31,	Mar. 31,	Dec. 31,
		2006	2005	2005
		($ in thousands)
Remotely Operated Vehicles	Revenue	$88,947	$67,616	$86,206
	Gross margin	$26,584	$16,715	$18,715
	Gross margin %	30%	25%	22%
	Operating income	$22,205	$13,081	$14,319
	Days available	15,855	14,972	16,263
	Utilization	85%	77%	85%

Subsea Products	Revenue	$84,518	$40,678	$83,893
	Gross margin	$18,790	$2,559	$18,245
	Gross margin %	22%	6%	22%
	Operating income	$12,561	$(2,143)	$11,636
	Backlog	$222,000	$91,000	$196,000

Subsea Projects	Revenue	$41,120	$24,478	$43,663
	Gross margin	$13,330	$4,950	$13,612
	Gross margin %	32%	20%	31%
	Operating income	$11,938	$3,806	$12,275

Mobile Offshore Production Systems	Revenue	$13,332	$11,363	$13,083
	Gross margin	$4,202	$4,348	$5,100
	Gross margin %	32%	38%	39%
	Operating income	$3,984	$3,929	$4,780

Inspection	Revenue	$33,423	$36,932	$34,490
	Gross margin	$5,361	$4,436	$4,077
	Gross margin %	16%	12%	12%
	Operating income	$2,189	$1,234	$234

Advanced Technologies	Revenue	$28,169	$29,670	$27,390
	Gross margin	$3,539	$5,914	$3,727
	Gross margin %	13%	20%	14%
	Operating income	$1,611	$3,976	$1,431

Unallocated Expenses	Gross margin	$(11,489)	$(5,719)	$(7,300)
	Operating income	$(16,524)	$(9,390)	$(14,094)

TOTAL	Revenue	$289,509	$210,737	$288,725
	Gross margin	$60,317	$33,203	$56,176
	Gross margin %	21%	16%	19%
	Operating income	$37,964	$14,493	$30,581

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$46,204	$20,034	$37,394
Depreciation and amortization		$19,595	$18,229	$24,740